ANNEX 1

Addendum 2

to the

LOAN AGREEMENT

between

HARTMANN ASIA HOLDING PTE LTD

1 North Bridge Road ; High Street Centre #06 - 18/19/20/21

Singapore 179094

and

ATL Offshore GmbH & Co. “ISLE OF USEDOM” KG

Neue Str. 24 ; 26789 Leer

The parties have entered into a LOAN AGREEMENT dated August 31, 2010 as amended with Addendum No. 1 dated September 28, 2010.

The parties agree to revise LOAN AGREEMENT as follows:

•
The loan amount shall be increased by USD 17,000,000.00 (in words: USD seventeen million; the “Loan Increase 2”) to USD 26,400,000.00 (in words: USD twenty six million for hundred thousand, the “Loan”).

•	The Loan Increase 2 shall be granted to the Borrower immediately after signing of this Addendum 2.

•	Clause 3 (Duration and Repayment) shall be restated as follows:

“The Loan shall be granted until January 1, 2013. The Borrower shall be entitled to repay all or any portion, without penalty at any time prior to the end of the loan period without further notice.”

ANNEX 1

•	Clause 6 (Subordination) shall be restated as follows:

“The Loan shall at all times be subordinated in all respects to (1) any claims of first ranking mortgagee NORD/LB and to (2) any claims NORD/LB has out of the EUR 10.0 million Working Capital Facility.”

•	All other terms shall remain unchanged.

Leer, October 25, 2010

/s/ Niels Roggemann	/s/ Björn Jochmann
Niels Roggemann for and on behalf of	Björn Jochmann for and on behalf of
ATL Offshore GmbH
acting for and on behalf of	HARTMANN ASIA HOLDING PTE LTD
ATL Offshore GmbH & Co. “ISLE OF
USEDOM” KG